Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

PHI Group, Inc.

We consent to the inclusion in the Registration Statement on Form S-1 of PHI Group, Inc. of our report dated October 11, 2016, relating to our audit of the consolidated balance sheets of PHI Group, Inc., as of June 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended June 30, 2016 and 2015.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Dave Banerjee CPA, an Accountancy Corporation

Dave Banerjee CPA

An Accountancy Corporation

Date: August 4, 2017

Woodland Hills, CA 91367